Exhibit 99.1

Reed’s, Inc. Announces Third Quarter 2021 Financial Results

Net sales increased 27%

NORWALK, CT, November 9, 2021 (GLOBE NEWSWIRE) — Reed’s Inc. (Nasdaq:REED), (“Reed’s or the “Company”) owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced financial results for the fiscal third quarter ended September 30, 2021.

Highlights for the Third Quarter of 2021

●	Net sales increased 27% to $13.4 million in the third quarter compared to $10.6 million in the prior year. The increase compared to the prior year reflects continued volume growth of both the Reed’s® and Virgil’s® brands;

●	Core brand gross billings increased 22% versus the prior year period primarily driven by 34% volume growth of the Reed’s® brand and 16% growth of the Virgil’s® brand;

●	Gross profit increased 14% to $3.9 million compared to $3.4 million in the prior year period. Gross margin decreased to 29% from 32% for the third quarter reflecting increased costs associated with post-COVID supply chain and shipping bottlenecks;

●	Operating loss was $3.7 million compared to $2.3 million in the third quarter of 2020;

●	Net loss was $3.9 million, or $0.04 per share, compared to $2.6 million, or $0.04 per share, in the prior year period; and

●	Non-GAAP Modified EBITDA loss was $3.1 million in the third quarter of 2021 compared to a loss of $2.0 million in the prior year.

Management Commentary

“The third quarter reflects continued strong growth on a year over year basis demonstrating positive consumer trends, robust demand across our portfolio, and the investment in our brands and infrastructure. Our Reed’s Real Ginger Ale, continued to see strong demand and we experienced solid gains in Reed’s Extra and Zero Extra cans, Virgil’s bottles and zero sugar cans, and sales of our Bavarian Nutmeg Root Beer have doubled,” said Norman E. Snyder, Chief Executive Officer of Reed’s, Inc. “We’ve continued to experience the same supply chain challenges affecting our industry and the broader economy; however, we have made progress mitigating several issues. Our inventory position has improved, and we are experiencing a migration in sales from bottles to cans and, as a result, can ship more units per truck reducing transportation costs. Still, some adverse elements of delivery and distribution remain and have affected results in the third quarter, which contributed to the decline in gross margin. The Reed’s brand and product portfolios remain well positioned strategically and competitively, and our innovation has been well received by consumers providing us a high degree of confidence in our long-term growth outlook.”

Financial Overview for the Third Quarter of 2021 Compared to the Third Quarter of 2020

During the third quarter of 2021, net sales increased 27% to $13.4 million compared with $10.6 million in the prior year. Core brand gross billings increased 22% compared to the same period in 2020, driven by 25% volume growth as the Reed’s® brand increased 34% and the Virgil’s® brand was up 16%. The shift to lower priced, higher margin products resulted in a 2% decline in average core brand pricing, partially offsetting our volume gains.

Gross profit during the third quarter of 2021 increased 14% to $3.9 million compared to the same period in 2020. The increase in gross profit reflects a decrease in discounts more than offset by an increase in cost of goods sold per case to $11.97. Gross margin decreased approximately 320 basis points to 29% versus the 32% in the third quarter of 2020 reflecting increased costs associated with ongoing supply chain and logistical challenges.

Delivery and handling costs increased 40% to $3.1 million during the third quarter of 2021 compared to the same period in 2020. The year-over-year increase was driven by volume growth, ecommerce fulfillment costs and higher freight rates. Delivery and handling costs were 23% of net sales and $3.89 per case, compared to 21% of net sales and $3.46 per case during the same period last year.

Selling and marketing costs increased 41% to $2.6 million during the third quarter of 2021 compared to $1.9 million. The increase was driven by an increase in sales force headcount, distributor buyouts, stock compensation, and travel expenses.

General and administrative expenses (G&A) increased to $1.8 million during the third quarter of 2021 compared to $1.6 million in the prior year period. The increase was driven by higher employee costs, stock compensation, public company costs, partially offset by lower professional fees.

Operating loss during the third quarter of 2021 was $3.7 million from $2.3 million in the prior year period.

Interest expense of $0.2 million during the third quarter of 2021 compared to $0.3 million in the third quarter of 2020.

Net loss during the third quarter of 2021 was $3.9 million, or $0.04 per share, compared to net loss of $2.6 million, or $0.04 per share in the third quarter of 2020.

Modified EBITDA loss was $3.1 million in the third quarter of 2021 compared to a loss of $2.0 million in the third quarter of 2020.

Liquidity and Cash Flow

During the first nine months of 2021, the Company used $15.3 million of cash in operating activities compared to $6.8 million of cash used in operating activities in the prior year period. The increase in cash used in operating activities during the first nine months of 2021 compared to the prior year reflects the increased net loss and an increased investment in inventory. As of September 30, 2021, the Company had $0.9 million of cash and $1.3 million available on its revolving line of credit. The total facility has a borrowing capacity of $13.0 million with $4.7 million in availability.

Full Year 2021 Financial Guidance

The Company is raising its net sales guidance to 20% for the full year from the prior range of 14% to 16% and reducing its gross margin guidance to 30% for the full year 2021 from the prior range of 31% to 32%. Fiscal 2021 guidance reflects year-to-date business trends, including the ongoing supply chain challenges affecting the industry and the broader economy. The supply chain challenges create potentially incremental business risks, including potential impacts to the Company’s ability to access raw materials, production, transportation and/or other logistics needs, as well as potential inflation related to all aspects of supply chain and logistics, which cannot be reasonably estimated and are not factored into current fiscal 2021 guidance.

Third Quarter 2021 Earnings Call Details

The Company will conduct a conference call at 4:30 pm Eastern Time today, November 9, 2021, to discuss its third quarter 2021 results. This conference call can be accessed via a link on Reed’s investor website at https://investor.reedsinc.com/ under the “Events & Presentations” section or directly at https://protect-us.mimecast.com/s/gjnMCZ6wzPIAXrVZsyr4q5?domain=viavid.webcasts.com. To listen to the live call over the Internet, please go to Reed’s website at least fifteen minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll-free dial-in number, (877) 300-8521 (U.S.) or (412) 317-6026 (International). Please dial in at least fifteen minutes before the start of the conference call due to increased demand for conference calls.

A replay of the webcast will be archived on the Company’s website at https://investor.reedsinc.com under the “Events & Presentations” section for approximately 90 days.

About Reed’s, Inc.®

Reed’s Inc.® is an innovative company and category leader that provides the world with high quality, premium and naturally bold™ better-for-you beverages. Established in 1989, Reed’s Inc.® is a leader in craft beverages under the Reed’s®, Virgil’s® and Flying Cauldron™ brand names. The Company’s beverages are now sold in over 40,000 stores nationwide.

Reed’s® is known as America’s #1 name in all-natural, ginger-based beverages. Crafted using real ginger and premium ingredients, the Reed’s® portfolio includes ginger beers, ginger ales, ready-to-drink ginger mules, ginger shots, and ginger candies. The brand has recently successfully expanded into the zero-sugar segment with its proprietary, all-natural sweetener system.

Virgil’s® is an award-winning line of craft sodas, made with the finest natural ingredients and without GMOs or artificial preservatives. The brand offers an array of great tasting, bold flavored sodas including Root Beer, Vanilla Cream, Black Cherry, Orange Cream, and more. These flavors are also available in nine zero sugar varieties which are naturally sweetened and certified ketogenic.

Flying Cauldron™ is a non-alcoholic butterscotch beer prized for its creamy vanilla and butterscotch flavors. Sought after by beverage afficionados, Flying Cauldron™ is made with all-natural ingredients and no artificial flavors, sweeteners, preservatives, gluten, caffeine, or GMOs.

For more information, visit drinkreeds.com, virgils.com and flyingcauldron.com.

Cautionary Note Regarding Forward Looking Statements and Financial Guidance

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and include our expectations with respect to cash flow from operations, revenue, and non-GAAP modified EBITDA for the fiscal year ending December 31, 2021. The achievement or success of the matters covered by such forward-looking statements, including future financial guidance, involves risks, uncertainties, and assumptions, many of which involve factors or circumstances that are beyond our control. Fiscal 2021 guidance reflects year-to-date business trends, including the ongoing operating environment related to COVID-19. The COVID-19 pandemic and its related impacts could continue to create many incremental potential business risks, including potential impacts to Reed’s ability to access raw materials, production, transportation and/or other logistics needs, as well as potential inflation related to all aspects of supply chain and logistics, which cannot be reasonably estimated and are not factored into current fiscal 2021 guidance. Financial guidance should not be viewed as a substitute for full financial statements prepared in accordance with GAAP.

If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, Reed’s actual results could differ materially from the results expressed or implied by the forward-looking statements we make, including our ability to achieve our targets for the fiscal year ending December 31, 2021. The risks and uncertainties referred to above include, but are not limited to: risks associated with current economic uncertainties tied to the COVID-19 pandemic, including but not limited to its effect on customer demand for the our products and services and the impact of potential delays in supply of product inputs and customer payments; risks associated with new product releases; risks that customer demand may fluctuate or decrease; risks that we are unable to collect unbilled contractual commitments, particularly in the current economic environment; our ability to compete successfully and manage growth; our ability to develop and expand strategic and third party distribution channels; our dependence on third party suppliers, brewers and distributors risks related to our international operations; our ability to continue to innovate; our strategy of making investments in sales to drive growth; increasing costs of fuel and freight, protection of intellectual property; competition; general political or destabilizing events, including war, conflict or acts of terrorism; the effect of evolving domestic and foreign government regulations, including those addressing data privacy and cross-border data transfers; and other risks detailed from time to time in Reed’s public filings, including Reed’s annual report on Form 10-K filed on March 30, 2021 and subsequent reports filed with the Securities and Exchange Commission, which are available on the Securities and Exchange Commission’s web site at www.sec.gov. These forward-looking statements are based on current expectations and speak only as of the date hereof. Reed’s assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

CONTACTS:

Investor Relations

Reed Anderson, ICR

(800) 997-3337 Ext 2

Or (646) 277-1260

Email: ir@reedsinc.com

www.reedsinc.com

REED’S, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended September 30, 2021 and 2020

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net Sales	$13,402	$10,562	$36,818	$30,938
Cost of goods sold	9,530	7,176	25,824	21,694
Gross profit	3,872	3,386	10,994	9,244

Operating expenses:
Delivery and handling expense	3,093	2,207	8,888	4,950
Selling and marketing expense	2,644	1,872	7,493	5,382
General and administrative expense	1,788	1,583	6,227	4,872
Total operating expenses	7,525	5,662	22,608	15,204

Loss from operations	(3,653)	(2,276)	(11,614)	(5,960)

Interest expense	(234)	(322)	(692)	(961)
Gain on extinguishment of PPP note payable	-	-	770	-
Change in fair value of warrant liability	-	8	-	1

Net loss	(3,887)	(2,590)	(11,536)	(6,920)

Dividends on Series A Convertible Preferred Stock	-	-	(5)	(5)

Net Loss Attributable to Common Stockholders	$(3,887)	$(2,590)	$(11,541)	$(6,925)

Loss per share – basic and diluted	$(0.04)	$(0.04)	$(0.13)	$(0.12)

Weighted average number of shares outstanding – basic and diluted	93,644,935	62,940,091	90,400,832	56,706,141

REED’S INC.

CONDENSED BALANCE SHEETS

(Amounts in thousands, except share amounts)

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash	$941	$595
Accounts receivable, net of allowance of $140 and $234, respectively	6,945	4,718
Receivable from related party	826	682
Inventory, net of reserve of $130 and $194, respectively	15,514	11,119
Prepaid expenses and other current assets	1,995	1,341
Total current assets	26,221	18,455

Property and equipment, net of accumulated depreciation of $498 and $361, respectively	824	920
Equipment held for sale, net of impairment reserves of $96 and $96, respectively	67	67
Intangible assets	621	615
Total assets	$27,733	$20,057

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,870	$6,746
Payable to related party	856	557
Accrued expenses	983	895
Revolving line of credit	8,255	-
Current portion of note payable	-	599
Current portion of lease liabilities	155	130
Total current liabilities	19,119	8,927

Lease liabilities, less current portion	437	555
Note payable, less current portion	-	171
Total liabilities	19,556	9,653

Stockholders’ equity:
Series A Convertible Preferred stock, $10 par value, 500,000 shares authorized, 9,411 shares issued and outstanding	94	94
Common stock, $.0001 par value, 120,000,000 shares authorized, 93,667,855 and 86,317,096 shares issued and outstanding, respectively	9	9
Additional paid in capital	106,345	97,031
Accumulated deficit	(98,271)	(86,730)
Total stockholders’ equity	8,177	10,404
Total liabilities and stockholders’ equity	$27,733	$20,057

REED’S, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2021 and 2020

(Unaudited)

(Amounts in thousands)

	September 30, 2021	September 30, 2020
Cash flows from operating activities:
Net loss	$(11,536)	$(6,920)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	106	56
Gain on termination of leases	(2)	(6)
Loss on extinguishment of debt	(770)	-
Amortization of debt discount	162	290
Amortization of prepaid financing costs	147	-
Amortization of right of use assets	74	89
Fair value of vested options	1,264	722
Fair value of vested restricted shares granted to officers	234	285
Decrease in allowance for doubtful accounts	(95)	(181)
Decrease (increase) in inventory reserve	(64)	(422)
Change in fair value of warrant liability	-	(1)
Accrual of interest on convertible note to a related party	-	439
Lease liability	(78)	(18)
Changes in operating assets and liabilities:
Accounts receivable	(2,132)	(2,367)
Inventory	(4,332)	1,495
Prepaid expenses and other assets	(491)	(318)
Accounts payable	2,126	(100)
Accrued expenses	82	189
Net cash used in operating activities	(15,305)	(6,768)
Cash flows from investing activities:
Trademark costs	(6)	(37)
Purchase of property and equipment	(95)	(121)
Net cash used in investing activities	(101)	(158)
Cash flows from financing activities:
Borrowings on line of credit	49,940	34,645
Repayments of line of credit	(41,685)	(33,710)
Capitalization of financing costs	-	(130)
Proceeds from note payable	-	770
Repayment of amounts due to/from officers	155	-
Principal repayments on capital lease obligation	(2)	(11)
Exercise of options	32	14
Repurchase of common stock	(15)	-
Proceeds from sale of common stock	7,327	5,310
Net cash provided by financing activities	15,752	6,888

Net increase in cash	346	(38)
Cash at beginning of period	595	913
Cash at end of period	$941	$875

Supplemental disclosures of cash flow information:
Cash paid for interest	$258	$231

Non-Cash Investing and Financing Activities
Dividends on Series A Convertible Preferred Stock	$5	$5

Modified EBITDA

In addition to our GAAP results, we present Modified EBITDA as a supplemental measure of our performance. However, Modified EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity. We define Modified EBITDA as net income (loss), plus interest expense, depreciation and amortization, stock-based compensation, changes in fair value of warrant expense, and one-time restructuring-related costs including employee severance and asset impairment.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Modified EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Modified EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Set forth below is a reconciliation of net loss to Modified EBITDA for the three months ended September 30, 2021 and 2020 (unaudited; in thousands):

	Three Months Ended September 30,
	2021	2020
Net loss	$(3,887)	$(2,590)

Modified EBITDA adjustments:
Depreciation and amortization	62	59
Interest expense	234	322
Stock option and other noncash compensation	501	263
Change in fair value of warrant liability	-	(8)
Total EBITDA adjustments	$797	$636

Modified EBITDA	$(3,090)	$(1,954)

We present Modified EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Modified EBITDA in developing our internal budgets, forecasts, and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; making compensation decisions; and in communications with our board of directors concerning our financial performance. Modified EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Modified EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

●	Modified EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Modified EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Modified EBITDA does not reflect any cash requirements for such replacements.